UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2013

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	000-54691	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The information required in Item 1.01 is included in Item 2.03 below and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 18, 2013, Phillips Edison – ARC Shopping Center REIT Inc. (the “Company” or “Parent Entity”), Phillips Edison – ARC Shopping Center Operating Partnership, L.P., (the “Operating Partnership” or “Borrower”), certain subsidiaries of the Parent Entity (the “Guarantors”), Bank of America, N.A. (“Bank of America”), in its capacity as administrative agent, swing line lender and letter of credit issuer, KeyBank National Association (“KeyBank”) and Citibank, N.A., in their capacity as co-syndication agents, and certain other lenders, entered into a $350 million unsecured revolving credit facility (the “Revolving Credit Facility”). The Revolving Credit Facility includes a sublimit of $35 million for swing line loans and a sublimit of $35 million for letters of credit. The Revolving Credit Facility provides the Operating Partnership with the ability from time to time to increase the size of the Revolving Credit Facility up to a total of $600 million. Until a Borrowing Base Termination Event (as defined below) occurs, the Revolving Credit Facility will be guaranteed by the Parent Entity and the Guarantors. Upon the occurrence of a Borrowing Base Termination Event, these guarantees will be released. A Borrowing Base Termination Event is defined as the occurrence of either of the following: (a) the Parent Entity obtains an investment grade rating or (b) (i) the total asset value exceeds $2.0 billion and (ii) the aggregate occupancy of all unencumbered properties is greater than or equal to 80%. The Revolving Credit Facility replaces the secured revolving facility with KeyBank, as administrative agent, and certain other lenders into which the Operating Partnership entered on December 21, 2012.

The Revolving Credit Facility matures on December 18, 2017 and contains two six-month extension options that the Operating Partnership may exercise upon payment of an extension fee equal to 0.075% of the total commitments under the Revolving Credit Facility at the time of each extension and subject to certain other conditions. Amounts outstanding under the Revolving Credit Facility will bear interest at either (1) the sum of (a) the highest of (x) the prime rate announced by Bank of America from time to time, (y) one-month LIBOR plus 1.0% or (z) the federal funds effective rate plus 0.50%, plus (b) 0.3% to 1.1% depending upon the Company’s then current leverage ratio (the “Base Rate”) or (2) LIBOR plus 1.3% to 2.1% depending upon the Company’s then current leverage ratio (the “LIBOR Rate”). The Operating Partnership has the option to elect whether advances under the Revolving Credit Facility will incur interest at either the Base Rate or the LIBOR Rate; however, all swing line loans are to incur interest at the Base Rate. The Operating Partnership must pay to Bank of America a quarterly unused facility fee that equals the amount of the Revolving Credit Facility unused by the Operating Partnership on a given day multiplied by either (i) 0.15% if 50% or more of the Revolving Credit Facility is being used or, (ii) 0.25% if less than 50% of the Revolving Credit Facility is being used.

The Revolving Credit Facility requires monthly payments of accrued unpaid interest. The Operating Partnership has the right to prepay any outstanding amount at any time with no prepayment penalty or premium. The Company and certain of its subsidiaries have guaranteed the Operating Partnership’s obligations under the Revolving Credit Facility.

Availability under the Revolving Credit Agreement is subject to compliance with a borrowing base and the Revolving Credit Facility requires adherence to certain financial covenants, including, but not limited to: (i) a maximum leverage ratio; (ii) a maximum secured leverage ratio; (iii) a minimum fixed charge coverage ratio; (iv) minimum tangible net worth; and (v) a ratio of maximum unsecured indebtedness to unencumbered asset value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: December 24, 2013	By:	/s/ R. Mark Addy
R. Mark Addy
Co-President and Chief Operating Officer